Exhibit 99.1

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N E W S R E L E A S E	Media Contacts Laurie Bischel, 312.648.8698 news@cmegroup.com www.cmegroup.mediaroom.com	Investor Contact investors@cmegroup.com CME-G

FOR IMMEDIATE RELEASE

CME Group Announces $2.1B Annual Variable Dividend and $3B Share Repurchase Program

CHICAGO, Dec. 5, 2024 – CME Group, the world’s leading derivatives marketplace, announced that its Board of Directors approved two initiatives to return capital to shareholders.

The Board declared the company’s 2024 annual variable dividend, amounting to $5.80 per share. The dividend is payable January 16, 2025, to shareholders of record on December 27, 2024, and totals approximately $2.1 billion.

In addition, the Board authorized a share repurchase program of up to $3 billion of CME Group Class A common stock, subject to market conditions.

“The combination of a flexible share repurchase program with our existing quarterly and annual variable dividend structure allows us to efficiently return capital and addresses the different interests and preferences of our diverse shareholder base,” said CME Group Chairman and Chief Executive Officer Terry Duffy.

Including today’s announced variable dividend and the previously announced fourth-quarter 2024 dividend of $1.15 per share to be paid in December, the total yield for CME Group dividends announced during 2024 is 4.9% based on the average closing stock price in 2024 to date, an 8% increase from dividends declared in 2023. The company will have paid a total of more than $28 billion in quarterly and variable dividends since adopting the annual variable dividend structure in the beginning of 2012.

CME Group intends to continue its variable dividend structure. However, beginning in 2026, the declaration and payment of the annual variable dividend will align with the first quarter regular dividend paid in March 2026 rather than at the end of the calendar year.

The timing, prices, and sizes of stock purchases under the share repurchase plan will depend upon stock price, general market conditions, and other considerations. The share repurchase plan does not have an end date and does not obligate CME Group to repurchase any specific dollar amount or number of shares of its Class A common stock.

As the world’s leading derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec is a trademark of BrokerTec Americas LLC and EBS is a trademark of EBS Group LTD. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“S&P DJI”). “S&P®”, “S&P 500®”, “SPY®”, “SPX®”, US 500 and The 500 are trademarks of Standard & Poor’s Financial Services LLC; Dow Jones®, DJIA® and Dow Jones Industrial Average are service and/or trademarks of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Chicago Mercantile Exchange Inc. Futures contracts based on the S&P 500 Index are not sponsored, endorsed, marketed, or promoted by S&P DJI, and S&P DJI makes no representation regarding the advisability of investing in such products. All other trademarks are the property of their respective owners.

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